UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	January 27, 2006

MedAire, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Nevada	C025328-02	86-0528631
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

80 E. Rio Salado Parkway, Suite 610, Tempe, Arizona		85281
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	480-333-3764

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01 Entry into a Material Definitive Agreement.

a) On Form 8-K previously filed with the SEC on January 5, 2006, MedAire, Inc. (the "Company") disclosed its entry into a non-binding Memorandum of Understanding to sell the Company's Global Doctor clinic operations to a buyer led by current management of such operations. On January 16, 2006, the Company received a letter from the buyer setting forth the buyer's desire to conclude the transaction subject to a price concession and buyer's satisfaction that the Company has obtained appropriate board and shareholder approval. Shareholder approval of this sale would not generally be required, but given the pending reconstitution of the Company's Board of Directors pursuant to consent resolutions that are the subject of the Company's preliminary form of Schedule 14C filed with the SEC on January 30, 2006, the Board determined that, in order to satisfy a closing condition imposed by the buyer, it was necessary and desirable to obtain written consent to such action from Best Dynamic Services, Limited ("BDS") and Joan Sullivan Garrett, who together held more than a majority of the Company's voting stock outstanding on January 18, 2006, the effective date of the consent. The Board approved the inclusion of such consent in the preliminary form of Schedule 14C filed with the SEC on January 30, 2006, and the actions set forth in such consent will become effective 20 days from the date the definitive form of the Schedule 14C is mailed to shareholders. Based on receipt of such consent signed by BDS and Ms. Garrett, the Company and Global Health Care Pty Ltd executed a definitive Share Sale Agreement documenting the terms of the sale of all the Company's shares in the subsidiaries that operate the Company's Global Doctor clinic operations in exchange for US$1,000,000, $50,000 of which will be received related to the execution of the agreement, and the balance of which is due and payable at a closing to be held within 60 days of execution. At the closing date, we expect the loss on the sale of the Global Doctor clinic operations to be approximately $450,000 to $550,000, depending on the net assets at the closing date. We expect the impact on our go-forward financial statements to be a decrease to revenue of approximately $3.5 million and a decrease to pre-tax loss of approximately $0.5 million on an annual basis. A copy of the Share Sale Agreement is attached hereto as Exhibit 99.1, and incorporated herein by reference.

b) Between January 26 and 31, 2006, the Company entered into employment agreements with Michelle Hanson (Chief Financial Officer), Steve Holstein (Vice President of Marketing) and Jeff Gregorec (Vice President of Sales), which agreements prohibit termination of employment by the Company without cause, but permit the Company, at any time, to place the executive on garden leave for 9 months, 6 months and 6 months, respectively, with full pay and benefits, after which time the employment agreements terminate. At the same time, the Company entered into revised indemnification agreements with all of its directors, Jim Lara, Joan Sullivan Garrett and the foregoing officers, which agreements generally indemnify such directors and officers against any expenses incurred in connection with a claim to which the indemnitee is made a party by reason of the fact that the indemnitee was serving at the request of the Company as a director, officer, employee or agent.

Item 1.02 Termination of a Material Definitive Agreement.

On Form 8-K previously filed with the SEC on January 23, 2006, the Company disclosed that Robert F. Valente, Senior Vice-President of Global Services, had submitted his resignation on January 20, 2006, to be effective February 3, 2006. The Company and Mr. Valente have agreed that such resignation shall be delayed for up to 30 days.

Item 8.01 Other Events.

On February 1, 2006, the Company announced that on January 27, 2006 it had entered into a definitive Share Sale Agreement documenting the terms of the sale of all the Company's shares in the subsidiaries that operate the Company's Global Doctor clinic operations in exchange for US$1,000,000, $50,000 of which will be received related to the execution of the agreement, and the balance of which is due and payable at a closing to be held within 60 days of execution. At the closing date, we expect the loss on the sale of the Global Doctor clinic operations to be approximately $450,000 to $550,000, depending on the net assets at the closing date. We expect the impact on our go-forward financial statements to be a decrease to revenue of approximately $3.5 million and a decrease to pre-tax loss of approximately $0.5 million on an annual basis. A copy of the press release is attached as Exhibit 99.2, and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

99.1 Share Sale Agreement dated January 27, 2006.
99.2 Press Release dated February 1, 2006.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MedAire, Inc.

February 1, 2006	By:	Joan Sullivan Garrett

Name: Joan Sullivan Garrett
Title: CEO and Chairman

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Exhibit Index

Exhibit No.	Description

99.1	Share Sale Agreement dated January 27, 2006
99.2	Press Release dated February 1, 2006